Exhibit 99.1

DST Systems, Inc. Announces Fourth Quarter 2012 And Full Year 2012 Financial Results

Board Authorizes New $250 Million Share Repurchase Plan

Implements Quarterly Cash Dividend of $0.30 Per Share Payable in First Quarter 2013

KANSAS CITY, Mo., Jan. 31, 2013 /PRNewswire/ -- DST Systems, Inc. (NYSE: DST) today announced its fourth quarter and full year 2012 financial results.

Fourth Quarter 2012 and Full Year 2012 Financial Results

DST reported consolidated net income attributable to DST ("DST Earnings") of $37.9 million ($0.82 per diluted share) for the fourth quarter 2012 compared to net income of $39.2 million ($0.88 per diluted share) for the fourth quarter 2011. DST Earnings for the year ended December 31, 2012 were $324 million ($7.08 per diluted share) compared to $183.1 million ($3.95 per diluted share) for the year ended December 31, 2011.

Taking into account certain non-GAAP adjustments explained herein, consolidated DST Earnings were $55 million ($1.19 per diluted share) for fourth quarter 2012 compared to $48 million ($1.07 per diluted share) for fourth quarter 2011, and $182 million ($3.98 per diluted share) for the year ended December 31, 2012 compared to $189.7 million ($4.09 per diluted share) for the year ended December 31, 2011.

The diluted EPS impact of non-GAAP adjustments for fourth quarter 2012 is summarized as follows:

Reported GAAP diluted EPS	$0.82
Goodwill impairment	1.32
Net gain on securities and other investments	(0.95)
Net gain from unconsolidated affiliates	(0.24)
Leased facility abandonment costs, net of gains on real estate assets	0.18
Employee termination expenses	0.16
Income tax benefits	(0.10)
Adjusted Non-GAAP diluted EPS	$1.19

DST has renamed the Output Solutions Segment as the Customer Communications Segment to reflect the changing focus from predominantly physical output to a provider of data management and insight, electronic communication and physical communication. The Company will refer to the Customer Communications Segment and to its respective reporting units herein and on a go forward basis for financial reporting.

"We are pleased with DST's operating results for the fourth quarter, including year-over-year operating improvement in the Financial Services and Customer Communications segments," said Steve Hooley, President and CEO of DST. "We have converted, or are in the process of converting, a number of new clients across our business lines, which we expect will generate revenue growth and allow us to continue building upon our momentum."

Mr. Hooley continued, "Today, we announced a new share repurchase authorization and increased the frequency of our dividend. We also continued to monetize certain non-operating assets in both our investment and real estate portfolios. Proceeds from these sales were used to repurchase DST common shares and to reduce debt during the quarter, and we believe DST now has an appropriate level of debt to provide the Company with sufficient financial flexibility to support our growth initiatives. We are committed to returning capital and enhancing value for shareholders, while continuing to position the Company for future growth."

Fourth quarter 2012 financial highlights, taking into account non-GAAP adjustments, were as follows:

•	Consolidated operating revenues (excluding out-of-pocket reimbursements) increased $29.7 million or 6.5% to $487 million, as compared to fourth quarter 2011. Financial Services operating revenues increased $24.7 million, or 8.3%, and operating revenues for the Customer Communications Segment increased $4.3 million or 2.7%.
•	Consolidated income from operations increased $6.5 million, or 9.2%, compared to fourth quarter 2011. Excluding deferred compensation liability movements (the effect of which is offset in other income), consolidated income from operations was $78.4 million, an increase of $3.2 million as compared to 2011. On the same basis, Financial Services income from operations decreased $3.7 million, or 5.4% during the quarter to $65.4 million, principally from client conversion and development costs for the retirement and brokerage businesses. Customer Communications Segment income from operations increased $6.6 million during the quarter to $12.5 million from higher North American revenues and lower costs in the U.K operations.
•	Equity in earnings of unconsolidated affiliates increased $3.5 million primarily from improved earnings at International Financial Data Services L.P. ("IFDS L.P."), which had higher revenues from the conversion of a new client with 1.2 million shareowner accounts.
•	The Company's income tax rate was 33.4% for fourth quarter 2012, a decrease of 3.1% as compared to 36.5% for fourth quarter 2011, as a result of lower state income taxes and from changes in the mix of domestic and international profits.

Goodwill Impairment

As previously announced on January 29, 2013, the Company recorded a non-cash goodwill impairment charge of $60.8 million in its Customer Communications U.K. reporting unit during the quarter, which has been treated as a non-GAAP item.

Income Tax Refund Claims

The Company has previously filed federal income tax refund claims for its domestic manufacturing deduction under Internal Revenue Code Section 199. During fourth quarter 2012, the Company and the IRS reached a resolution in regards to the refund claim for the tax year ended December 31, 2005. As a result, the Company recorded an income tax benefit of $2.3 million. In addition, the Company recorded an income tax benefit of $1.6 million related to research and experimentation tax credits related to certain post-audit periods that are still subject to examination. These items have been treated as non-GAAP adjustments.

Asset Monetization Update

During the quarter, DST generated $113.6 million of pretax cash proceeds, consisting of $85.7 million from the sales of marketable securities, $19.9 million of distributions from private equity funds and other investments and $8 million from the sale of real estate assets. Included in the $85.7 million of pretax cash proceeds received from sales of marketable securities are $41 million and $35.7 million from the sales of the Company's interests in Euronet Worldwide and a portion of its position in State Street Corporation, respectively. For the year ended December 31, 2012, DST realized $485.4 million of pretax cash proceeds, consisting of $396.8 million from the sales of investments, $75 million in distributions from private equity funds and other investments and $13.6 million from the sale of real estate assets. After tax proceeds from these transactions were primarily used to reduce debt and to repurchase shares of DST common stock.

In addition, the Company's joint venture, IFDS Canada sold its interest in a Canadian real estate partnership which owned the building IFDS Canada and other tenants occupy. IFDS Canada received proceeds of approximately $53.2 million, resulting in equity in earnings of $14.8 million for DST's portion of the gain on the sale, which has been treated as a non-GAAP item.

At December 31, 2012, the Company's total debt outstanding was $1,011.6 million, $89.9 million less than September 30, 2012 and $368.7 million less than December 31, 2011.

Dividend Update

The Board of Directors of DST has unanimously determined to increase its dividend frequency from a semi-annual basis to a quarterly basis beginning in the first quarter of 2013. On January 30, 2013, the Board of Directors of DST declared a quarterly cash dividend of $0.30 per share on its common stock, payable on March 15, 2013, to shareholders of record at the close of business on February 19, 2013.

During fourth quarter 2012, DST paid a semi-annual cash dividend of $0.40 per share on its common stock.

Share Repurchase Plan & Share Related Activity

On January 30, 2013, the Board of Directors of DST authorized a $250 million share repurchase plan, which replaces the Company's existing share repurchase plan, under which DST had approximately 750,000 shares remaining. The plan, as amended, allows, but does not require, the repurchase of common stock in open market and private transactions.

The Company had 44.3 million shares of common stock outstanding at December 31, 2012, a decrease of approximately 900,000 shares from September 30, 2012 and an increase of 200,000 shares from December 31, 2011. During the fourth quarter 2012, the Company spent $73.7 million to repurchase 1,250,000 shares of DST common stock.

Average diluted shares outstanding for fourth quarter 2012 were 46.1 million, an increase of 100,000 shares or 0.2%, from third quarter 2012 and an increase of 1.4 million shares or 3.1% from fourth quarter 2011. average diluted shares outstanding from fourth quarter 2011 resulted from shares issued under equity compensation plans and from higher dilutive effects of equity compensation awards and convertible debentures, partially offset by share repurchases made in the fourth quarter of 2012.

Total stock options, restricted stock and restricted stock units ("equity units") outstanding at December 31, 2012 were 2.7 million, of which 1.7 million were stock options, 100,000 were restricted stock and 900,000 were restricted stock units. Equity units decreased 600,000 units or 18.2% from September 30, 2012 and 2.3 million units or 46% from December 31, 2011 primarily from fewer stock options outstanding.

Detailed Review of Financial Results

The following discussion of financial results takes into account the non-GAAP adjustments described in the section entitled "Use of Non-GAAP Financial Information" and detailed in the attached schedule titled "Description of Non-GAAP Adjustments."

Segment Results

Financial Services Segment

Operating revenues for the Financial Services Segment (excluding out-of-pocket reimbursements) for fourth quarter 2012 increased $24.7 million or 8.3% to $320.8 million as compared to fourth quarter 2011. DST HealthCare operating revenues increased primarily from higher pharmacy claims processed. DST Global Solutions recorded higher asset management software licenses and professional service revenues. In addition, increased operating revenues were recorded from ALPS from higher assets under distribution and administration and the inclusion of a full quarter of financial results in 2012 versus two months in 2011. These operating revenue increases were partially offset by lower operating revenues for mutual fund processing resulting from lower registered accounts serviced.

The following table summarizes changes in U.S. mutual fund registered accounts and subaccounts (in millions):

	Three Months
	Ended	Year Ended
	December 31, 2012	December 31, 2012
Registered Accounts
Beginning balance	77.6	85.1
New client conversions		0.5
Subaccounting conversions to DST platforms	(0.4)	(2.8)
Subaccounting conversions to non-DST platforms	(1.4)	(6.3)
Conversions to non-DST platforms		(0.9)
Organic growth (decline)	(0.1)	0.1
Ending balance	75.7	75.7

Subaccounts
Beginning balance	11.8	14.6
New client conversions	0.1	0.1
Conversions to non-DST platforms		(6.1)
Conversions from non-DST registered platforms	0.1	0.3
Conversions from DST's registered accounts	0.4	2.8
Organic growth		0.7
Ending balance	12.4	12.4
Total accounts	88.1	88.1

Tax-advantaged accounts were 41.4 million at December 31, 2012, a decrease of 500,000 accounts from September 30, 2012 and a decrease of 1.3 million from December 31, 2011. Tax-advantaged accounts represent 54.8% of total registered accounts serviced at December 31, 2012, as compared to 50.2% at December 31, 2011.

DST signed a new mutual fund registered account client in January 2013 which is expected to add approximately 100,000 new accounts in the first quarter 2013. For 2013, DST currently projects total conversions of registered accounts to subaccounts will approximate 5-6 million, of which approximately 30% will convert to DST's subaccounting platform.

A new subaccounting client with approximately 300,000 subaccounts was signed during the quarter. Additionally, a previously announced new subaccounting client converted 100,000 subaccounts in fourth quarter 2012 and the Company currently expects that this client will convert 5.1 million subaccounts to DST's subaccounting platform during first quarter 2013, an increase of 1.3 million from the Company's previous projection. In summary, the Company expects 5.4 million new subaccounts to convert from non-DST subaccounting platforms by the end of the first quarter 2013.

The actual number of accounts estimated to convert to and from various DST platforms, as well as the timing of those events, is dependent upon a number of factors including information obtained from DST's clients. Actual results could differ from the Company's estimates.

ALPS operating revenues increased during fourth quarter 2012 from new clients, market appreciation and from having an additional month of operations in the fourth quarter 2012 as compared to 2011. The following table summarizes ALPS operating statistics (in billions):

	December 31,
	2012	2011
Assets Under Active Distribution	$61.7	$51.9
Assets Under Administration	101.9	93.6
Assets Under Management	8.3	4.9

Retirement operating revenues for the fourth quarter 2012 declined from fourth quarter 2011. The following table summarizes changes in defined contribution participants serviced during the three months and year ended December 31, 2012 (in millions):

	Three Months Ended December 31, 2012	Year Ended December 31, 2012

Defined Contribution Participants
Beginning balance	4.4	4.6
New customer conversions	0.3	0.3
Organic growth (decline)	0.1	(0.1)
Ending balance	4.8	4.8

As previously announced, the Company is in the process of converting a new retirement client with approximately 1.3 million participants to DST's platform, of which 300,000 converted in fourth quarter 2012 and 400,000 are expected to convert in first quarter 2013.

DST HealthCare operating revenues during the fourth quarter 2012 increased from higher volumes of pharmacy claims processed and from higher software license sales. Pharmacy claims paid during fourth quarter 2012 increased by 12.4 million claims or 13.6% from fourth quarter 2011 to 103.8 million claims. The increase in pharmacy claims paid in fourth quarter 2012 is associated with increased Medicare and Medicaid members. Covered lives using DST's medical claim processing platforms were 23.3 million at December 31, 2012, an increase of 800,000 covered lives from September 30, 2012 and an increase of 700,000 from December 31, 2011. The increase in covered lives is principally from organic growth within the existing customer base driven by increased Medicaid third party administration processing. DST HealthCare also signed two new full service clients during the quarter, which are expected to increase covered lives processed by approximately 100,000 in first quarter 2013. Software license revenue also increased during fourth quarter 2012.

AWD operating revenues during the fourth quarter 2012 decreased slightly as compared to fourth quarter 2011 primarily due to lower software license revenues. Active AWD users at December 31, 2012 were 207,600, an increase of 1.6% from December 31, 2011 and an increase of 2% from September 30, 2012.

DST Global Solutions investment management operating revenues during fourth quarter 2012 increased from the same period in 2011 due to higher license sales and professional services revenue.

Financial Services Segment software license fee revenues are derived principally from DST Global Solutions, DST Health Solutions and AWD. Operating revenues include approximately $16.1 million of software license fee revenues for fourth quarter 2012, an increase of $3.9 million or 32% from the same period in 2011 reflecting higher Global Solutions and DST Health Solutions software license fee revenues, offset by lower AWD license fee revenues. While license fee revenues are not a significant percentage of DST's operating revenues, they can significantly impact earnings in the period in which they are recognized. Revenues and operating results from individual license sales depend heavily on the timing, size and nature of the contract.

Financial Services costs and expenses for fourth quarter 2012, excluding reimbursable operating costs, increased $24.7 million or 11.8% to $234.7 million. Excluding the effects of deferred compensation, operating costs and expenses increased $28.0 million in fourth quarter 2012, primarily from the inclusion of an additional month of ALPS operations, higher DST Retirement Solutions conversion and operating costs and higher expenses for Brokerage Solutions business expansion efforts.

Financial Services depreciation and amortization expense increased $400,000 in fourth quarter 2012 to $22.1 million, primarily from an additional month of ALPS operations in 2012.

Excluding the effects of deferred compensation, Financial Services Segment income from operations decreased $3.7 million during fourth quarter 2012 to $65.4 million. On this basis, operating margin for fourth quarter 2012 was 20.4% as compared to 23.3% in 2011. Operating margins were adversely affected by the decline in mutual fund processing revenues and conversion and business expansion costs in the retirement and brokerage business units.

Customer Communications Segment (formerly Output Solutions Segment)

The following tables present the financial results and the operating statistics of the Customer Communications Segment for fourth quarter 2012 and 2011 (in millions):

	Three Months Ended December 31,
	2012			2011
	Operating Revenue	Operating Income	Operating EBITDA	Operating Revenue	Operating Income (Loss)	Operating EBITDA
North America	$115.3	$11.5	$19.7	$108.2	$11.1	$19.3
United Kingdom	51.0	1.0	5.4	53.8	(5.2)	(1.1)
Customer Communications Segment	$166.3	$12.5	$25.1	$162.0	$5.9	$18.2

	Three Months Ended December 31,
	2012	2011

Images Produced:
North America	2,452.9	2,282.4
United Kingdom	531.7	526.6
Total Customer Communications	2,984.6	2,809.0

Packages Mailed:
North America	557.5	509.5
United Kingdom	188.8	181.1
Total Customer Communications	746.3	690.6

North America operating revenues increased 6.6% in fourth quarter 2012 principally from new client volumes. Increased operating revenues and the related operating costs associated with higher production volumes, and lower depreciation expense, resulted in a $400,000 increase in operating income over fourth quarter 2011.

North America operating margin was 10% for fourth quarter 2012 as compared to 10.3% in fourth quarter 2011. North America Operating EBITDA increased $400,000 or 2.1% from fourth quarter 2011.

During fourth quarter 2012, North America received a new client commitment representing approximately 12 million of aggregate packages annually when fully transitioned. Full conversion activities for this new client commitment are expected to be completed in the second half of 2013.

U.K. operating revenues decreased 5.2% in fourth quarter 2012 from decreased demand and lower revenues per package. Income from U.K. operations was $1 million during fourth quarter 2012, a $6.2 million improvement over the loss recorded in fourth quarter 2011. The improvement is the result of lower costs from facility consolidations and lower headcount. Customer Communications U.K. Operating EBITDA was $5.4 million, an increase of $6.5 million from fourth quarter 2011.

Investments and Other Segment

Investments and Other Segment operating revenues for fourth quarter 2012 increased $100,000 or 0.7% as compared to fourth quarter 2011. Income from operations increased $300,000 to $2.5 million from higher real estate revenues and lower depreciation expense due to sales of real estate and previous asset impairments. Income from operations and Operating EBITDA for DST's U.S. real estate holdings during the quarter were essentially unchanged as compared to fourth quarter 2011.

On a "funds from operations" ("FFO") basis, which is defined as net income plus depreciation and amortization, including a pro-rata portion of depreciation and amortization of unconsolidated affiliates, DST's U.S. real estate holdings had FFO of $7.9 million, a decrease of $200,000 as compared to fourth quarter 2011. FFO diluted EPS was $0.17 for fourth quarter 2012, a decrease of $0.01 per diluted share as compared to fourth quarter 2011.

Other Financial Results

Equity in earnings (losses) of unconsolidated affiliates

The following table summarizes the Company's equity in earnings (losses) of unconsolidated affiliates (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
BFDS	$2.6	$3.5	$10.2	$12.5
IFDS U.K.	2.3	2.2	3.0	12.0
IFDS L.P.	2.5	0.5	3.1	3.7
Other	1.2	(1.1)	4.0	(3.2)
	$8.6	$5.1	$20.3	$25.0

BFDS recorded lower revenues in fourth quarter 2012 associated with reduced levels of accounts serviced which was partially offset by lower operating expenses. Average daily client cash balances invested by BFDS were $1.2 billion during fourth quarter 2012 compared to $1.0 billion during fourth quarter 2011 from higher levels of transaction activity. Average interest rates earned on the balances increased from 0.07% in fourth quarter 2011 to 0.16% in fourth quarter 2012.

The increase in equity in IFDS U.K. earnings from fourth quarter 2011 is primarily the result of revenues from new clients, partially offset by new client conversion costs. Shareowner accounts serviced by IFDS U.K. were 9.4 million at December 31, 2012, an increase of 100,000 accounts from September 30, 2012 and an increase of 1.3 million accounts from December 31, 2011. The increase in accounts from September 30, 2012 is attributable to organic growth in fourth quarter 2012. As previously announced, IFDS U.K. is in the process of converting new shareowner processing clients with approximately 200,000 accounts, which are expected to convert by March 31, 2013, and new life and pensions clients with 100,000 policies, which are expected to convert by June 30, 2013. New product development and client conversion costs will continue to affect IFDS U.K. earnings.

The increase in IFDS L.P. earnings is attributable to higher revenues from a new client in Canada, partially offset by increased operating costs to support the new client. Shareowner accounts serviced by IFDS Canada were 11.3 million at December 31, 2012, an increase of 1.1 million accounts as compared to September 30, 2012 and an increase of 1.2 million accounts from December 31, 2011, both attributable to the new client conversion mentioned above.

Equity in earnings of other unconsolidated affiliates for fourth quarter 2012 increased $2.3 million as compared to fourth quarter 2011, primarily from improved performance at DST's real estate and other affiliates.

Other income, net

Other income, net during fourth quarter 2012 decreased $2.6 million from fourth quarter 2011 to $6.5 million. The decrease in other income is mostly attributable to a decline in unrealized gains on trading securities associated with deferred compensation plans (the effect of which is offset in costs and expenses in the Financial Services Segment, as described above).

Interest expense

Interest expense for fourth quarter 2012 decreased $2.4 million to $9.5 million compared to fourth quarter 2011, principally from lower weighted average debt balances outstanding.

Income taxes

The Company's tax rate was 33.4% for fourth quarter 2012 as compared to 36.5 % in fourth quarter 2011, principally from lower state income taxes and from changes in the mix of domestic and international profits. Excluding the effect of discrete period items, the Company expects its tax rate to be approximately 35% for 2013, but this rate will likely vary depending on the timing of estimated 2013 sources of taxable income (e.g. domestic consolidated, international, and/or joint venture).

Use of Non-GAAP Financial Information

In addition to reporting operating income, pretax income, net income, net income attributable to DST Systems, Inc. and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments which are described in the attached schedule titled "Description of Non-GAAP Adjustments" and are reconciled to the corresponding GAAP measures in the attached financial schedules titled "Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items" that accompany this earnings release. In making these non-GAAP adjustments, the Company takes into account the impact of items that are not necessarily ongoing in nature, that do not have a high level of predictability associated with them or that are non-operational in nature. Generally, these items include net gains on dispositions of business units, net gains (losses) associated with securities and other investments, restructuring and impairment costs and other similar items. Management believes the exclusion of these items provides a useful basis for evaluating underlying business unit performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information.

Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends and "operational run-rate," as well as making financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors and other users of DST's financial statements to better understand DST's comparative operating performance for the periods presented.

The Company has also presented certain information about its real estate holdings and related financial results on a "funds from operations" ("FFO") basis, which is defined as net income plus depreciation and amortization, including a pro-rata portion of depreciation and amortization of unconsolidated affiliates. The National Association of Real Estate Investment Trusts developed FFO as a non-GAAP financial measure of performance of an equity REIT. FFO is a widely used measure of the operating performance of real-estate companies and is typically provided by REIT's as a supplemental measure to U.S. generally accepted accounting principles net income available to common stockholders and earnings per share. FFO does not represent cash flows from operations as defined by GAAP, is not indicative that cash flows are adequate to fund all cash needs for the Company's real estate operations and should not be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that the Company is not a REIT, and that not all REIT's calculate FFO the way the Company has, so comparisons with REIT's should be made with care. Management has provided this non-GAAP measure because it believes it will allow investors and other users of DST's financial statements to better understand the operating performance of DST's real estate holdings.

DST defines Operating EBITDA as income from operations before depreciation and amortization. This supplemental non-GAAP liquidity measure is provided in addition to, but not as a substitute for, cash flow from operations. As a measure of liquidity, the Company believes Operating EBITDA is useful as an indicator of its ability to generate cash flow. Operating EBITDA, as calculated by the Company, may not be consistent with the computation of Operating EBITDA by other companies. The Company believes a useful measure of the Customer Communications and Investments and Other Segments contribution to DST's results is to focus on cash flow and DST's management believes Operating EBITDA is useful for this purpose. A reconciliation of Customer Communications Segment and Investments and Other Segment income from operations to Operating EBITDA is included in schedules that accompany this earnings release. The non-GAAP adjustments to these reconciliations are described in the attached schedule titled "Description of Non-GAAP Adjustments."

DST's management uses each of these non-GAAP financial measures in its own evaluation of the Company's performance, particularly when comparing performance to past periods. DST's non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Although DST's management believes non-GAAP measures are useful in evaluating the performance of its business, DST acknowledges that items excluded from such measures may have a material impact on the Company's income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP. Therefore, management typically uses nonâ€‘GAAP measures in conjunction with GAAP results. Investors and users of our financial information should also consider the above factors when evaluating DST's results.

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Safe Harbor Statement

Certain material presented in the press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) all statements, other than statements of historical fact, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future or that depend on future events, or (ii) statements about our future business plans and strategy and other statements that describe the Company's outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "may," "will," "would," "should," "potential," "strategy," "anticipates," "estimates," "expects," "project," "predict," "intends," "plans," "believes," "targets" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include, but are not limited to, the risk factors and cautionary statements included in the Company's periodic and current reports (Forms 10-K, 10-Q and 8-K) filed from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this press release to reflect new information, future events or otherwise.

DST SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
 (In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Operating revenues	$487.0	$457.3	$1,892.4	$1,744.0
Out-of-pocket reimbursements	171.6	166.1	684.2	644.7

Total revenues	658.6	623.4	2,576.6	2,388.7

Costs and expenses	559.8	530.6	2,202.9	1,997.0
Depreciation and amortization
(including goodwill impairment)	99.6	36.5	216.4	131.6

Income (loss) from operations	(0.8)	56.3	157.3	260.1

Interest expense	(9.5)	(11.9)	(43.5)	(46.5)
Other income, net	77.2	11.4	373.5	38.7
Equity in earnings of unconsolidated affiliates	22.4	4.4	32.2	21.7

Income before income taxes
and non-controlling interest	89.3	60.2	519.5	274.0
Income taxes	51.4	23.0	195.5	95.8

Net income	37.9	37.2	324.0	178.2
Net loss attributable to non-controlling interest		2.0		4.9

Net income attributable to DST Systems, Inc.	$37.9	$39.2	$324.0	$183.1

Average common shares outstanding	45.0	44.1	44.9	45.7
Average diluted shares outstanding	46.1	44.7	45.8	46.3

Basic earnings per share	$0.84	$0.89	$7.22	$4.01
Diluted earnings per share	$0.82	$0.88	$7.08	$3.95

DST SYSTEMS, INC.
STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT
(In millions)
(Unaudited)

	Three Months Ended December 31, 2012
	Financial Services	Customer Communications	Investments / Other	Elimination Adjustments	Consolidated Total

Operating revenues	$318.5	$164.4	$4.1	$	$487.0
Intersegment operating revenues	2.3	1.9	10.2	(14.4)
Out-of-pocket reimbursements	14.3	159.0	0.1	(1.8)	171.6
Total revenues	335.1	325.3	14.4	(16.2)	658.6

Costs and expenses	256.8	309.2	7.3	(13.5)	559.8

Depreciation and amortization (including goodwill impairment)	22.1	74.1	4.1	(0.7)	99.6

Income (loss) from operations	$56.2	$(58.0)	$3.0	$(2.0)	$(0.8)

	Three Months Ended December 31, 2011
	Financial Services	Customer Communications	Investments / Other	Elimination Adjustments	Consolidated Total

Operating revenues	$294.0	$160.1	$3.2	$	$457.3
Intersegment operating revenues	2.1	1.9	11.0	(15.0)
Out-of-pocket reimbursements	11.8	155.8	0.1	(1.6)	166.1
Total revenues	307.9	317.8	14.3	(16.6)	623.4

Costs and expenses	235.0	300.6	9.0	(14.0)	530.6

Depreciation and amortization (including goodwill impairment)	21.7	12.3	3.1	(0.6)	36.5

Income (loss) from operations	$51.2	$4.9	$2.2	$(2.0)	$56.3

DST SYSTEMS, INC.
STATEMENT OF INCOME FROM OPERATIONS BY SEGMENT
(In millions)
(Unaudited)

	Year Ended December 31, 2012
	Financial Services	Customer Communications	Investments / Other	Elimination Adjustments	Consolidated Total

Operating revenues	$1,235.6	$642.0	$14.8	$	$1,892.4
Intersegment operating revenues	8.4	8.0	44.1	(60.5)
Out-of-pocket reimbursements	54.8	636.7	0.3	(7.6)	684.2
Total revenues	1,298.8	1,286.7	59.2	(68.1)	2,576.6

Costs and expenses	997.7	1,214.9	47.9	(57.6)	2,202.9

Depreciation and amortization (including goodwill impairment)	92.0	107.4	19.6	(2.6)	216.4

Income (loss) from operations	$209.1	$(35.6)	$(8.3)	$(7.9)	$157.3

	Year Ended December 31, 2011
	Financial Services	Customer Communications	Investments / Other	Elimination Adjustments	Consolidated Total

Operating revenues	$1,129.6	$602.1	$12.3	$	$1,744.0
Intersegment operating revenues	8.8	7.7	44.0	(60.5)
Out-of-pocket reimbursements	42.1	607.0	1.6	(6.0)	644.7
Total revenues	1,180.5	1,216.8	57.9	(66.5)	2,388.7

Costs and expenses	866.1	1,148.9	38.0	(56.0)	1,997.0

Depreciation and amortization (including goodwill impairment)	76.5	46.7	11.0	(2.6)	131.6

Income (loss) from operations	$237.9	$21.2	$8.9	$(7.9)	$260.1

DST SYSTEMS, INC.
OTHER SELECTED FINANCIAL INFORMATION
(In millions)
(Unaudited)

	December 31,	December 31,
Selected Balance Sheet Information	2012	2011

Cash and cash equivalents	$88	$41
Debt	1,012	1,380

	Year Ended
	December 31,
Capital Expenditures, by Segment	2012	2011

Financial Services	$64	$65
Customer Communications	38	25
Investments and Other	4	9

DST Systems, Inc.
Description of Non-GAAP Adjustments

In addition to reporting operating income, pretax income, net income, net income attributable to DST Systems, Inc. and earnings per share on a GAAP basis, DST has also made certain non-GAAP adjustments that are described below and are reconciled to the corresponding GAAP measures in the attached financial schedules titled "Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items" that accompany this earnings release. DST's use of non-GAAP adjustments is further described in the section entitled "Use of Nonâ€‘GAAP Financial Information."

The following items, which occurred during the quarter ended December 31, 2012, have been treated as non-GAAP adjustments:

•	Business advisory expenses associated with an action by the DST Board of Directors to retain independent advisors to assist the Board with its ongoing review of DST's business plan, assets and investment portfolio, included in costs and expenses, in the amount of $300,000. The income tax benefit associated with these expenses was approximately $100,000.
•	Employee termination expenses of $8.4 million associated with reductions in workforce, included in costs and expenses, of which $7.5 million is in the Financial Services Segment and $900,000 is in the Customer Communications segment. The income tax benefit associated with these costs was approximately $1.2 million.
•	Leased facility abandonment costs of $8.8 million associated with vacating certain leased facilities in the U.K. that were used by the Customer Communications Segment. The $8.8 million of costs have been included in both costs and expenses ($8.1 million) and depreciation expense ($700,000) in the Customer Communications Segment. There was no income tax benefit associated with these costs.
•	Net gains on U.S. real estate assets of $500,000 in the Investments and Other Segment. The Company recorded gains on the sale of U.S. real estate of $1.9 million which was included as a reduction of costs and expenses. The Company also recorded impairments on certain U.S. properties of $1.4 million which was included in depreciation expense. The income tax expense associated with this net gain was approximately $200,000.
•	Goodwill impairment of $60.8 million, included in depreciation and amortization in the Customer Communications Segment, associated with a reduction in the estimated fair value of the Customer Communications U.K. reporting unit. There was no income tax benefit associated with this charge.
•	Net gain on securities and other investments of $70.7 million, which were included in other income, net, is comprised of net realized gains from sales of available-for-sale securities of $67.1 million, net gains on private equity funds and other investments of $2.6 million and a dividend from a private company investment of $1.1 million, which were partially offset by other than temporary impairments on available-for-sale securities of $100,000. The income tax expense associated with the aggregate net gains on securities and other investments was approximately $26.6 million.
•	Net gain from unconsolidated affiliates of $13.8 million, included in equity in earnings of unconsolidated affiliates, is comprised of a $14.8 million gain from the disposition of a Canadian real estate partnership by IFDS Canada, partially offset by impairments of other unconsolidated affiliates of $1 million related to real estate and other assets. The income tax expense associated with this net gain was approximately $2.9 million.
•	An income tax benefit of approximately $3.9 million, including $2.3 million related to the favorable resolution of a 2005 IRS refund claim for a domestic manufacturing deduction under Internal Revenue Code Section 199 and $1.6 million related to research and experimentation tax credits related to certain post-audit periods that are still subject to examination.
•	An income tax benefit of approximately $700,000, resulting from a charitable contribution of marketable securities during the third quarter 2012. The total income tax benefit from this transaction was $5 million, of which $4.3 million was recorded through the effective tax rate in third quarter 2012 with the remainder being recorded in fourth quarter 2012.

In addition to the items that occurred in the quarter ended December 31, 2012 as described above, the following items, which occurred during the nine months ended September 30, 2012, have been treated as non-GAAP adjustments:

•	Business advisory expenses associated with an action by the DST Board of Directors to retain independent advisors to assist the Board with its ongoing review of DST's business plan, assets and investment portfolio, included in costs and expenses, in the amount of $1.3 million. The income tax benefit associated with these expenses was approximately $500,000.
•	Employee termination expenses of $8.9 million associated with reductions in workforce in the Financial Services Segment ($6.7 million) and the Customer Communications Segment ($2.2 million), which were included in costs and expenses. The income tax benefit associated with these costs was approximately $3 million.
•	Loss accrual of $1.9 million recorded on a dispute related to a 2001 international software development agreement in the Financial Services Segment, which was included in costs and expenses.
•	Leased facility abandonment costs of $2.2 million, included in costs and expenses in the Customer Communications Segment ($400,000), associated with properties not used in the U.K. operations and within the Investments & Other Segment ($1.8 million), associated with exiting a leased office building. The aggregate income tax benefit associated with these costs was approximately $800,000.
•	Impairment charges on certain U.S. real estate assets not currently used in the Company's operations of $7.6 million, included in depreciation and amortization expense in the Investments & Other Segment. The charge was comprised of impairments in the U.S. of $7 million and internationally of $600,000. The aggregate income tax benefit associated with these costs was approximately $3 million.
•	Pretax costs associated with ceasing the development of a processing solution for the insurance market, in the amount of $8.3 million. The costs were comprised of asset impairment charges of $5.8 million, which were included in depreciation and amortization expense, employee termination expenses of $1.9 million and other operating costs of $1.4 million, which were both included in costs and expenses. These costs were partially offset by the recognition of previously deferred IFDS L.P. software license revenues of $800,000 (DST's share), included in equity in earnings of unconsolidated affiliates, related to the 2011 sale of its Percana software license to DST. The aggregate income tax benefit associated with these net costs is $3.2 million.
•	Expenses and net gain related to a charitable contribution of marketable securities. The charitable contribution expense of $11 million, recorded by the Investments and Other Segment, was offset by a book gain of $8.9 million from the disposition of securities, which was included in other income, net, and resulted in a net pretax expense of $2.2 million. The aggregate income tax benefit associated with this charitable contribution was approximately $5 million. However, the tax effect recorded through the effective tax rate, resulted in $4.3 million being recognized during the nine months ended September 30, 2012.
•	Net gain on securities and other investments in the amount of $262.5 million, included in other income, is comprised of a cash dividend and gain on sale of a private company investment of $186 million and net gains on the disposition of securities and other investments of $76.5 million. In May 2012, the Company received a cash dividend of $47.3 million and realized a gain of $138.7 million on the sale of a portion of its shares in a privately held company investment. The $76.5 million of net gains on securities and other investments for the nine months ended September 30, 2012 was comprised of net realized gains from sales of available-for-sale securities of $72.1 million and net gains on private equity funds and other investments of $6.7 million, partially offset by other than temporary impairments on available-for-sale securities of $2.3 million. The aggregate income tax expense associated with the dividend and gain on securities and other investments was approximately $98.6 million.
•	Net loss from unconsolidated affiliates of $2.7 million, which are included in equity in earnings of unconsolidated affiliates, is comprised of an impairment of $3.1 million, partially offset by a gain of $400,000 from the receipt of a cash distribution from a previously impaired investment. The aggregate income tax benefit associated with this expense was approximately $1 million.
•	An income tax benefit of approximately $14.4 million, resulting from the resolution of research and experimentation credits.

The following items, which occurred during the quarter ended December 31, 2011, have been treated as non-GAAP adjustments:

•	Business development expenses (legal, accounting and other professional fees) associated with business acquisitions, included in costs and expenses, in the amount of $1.4 million. The income tax benefit associated with these expenses was approximately $600,000. The business development expenses incurred during fourth quarter 2011 were associated with the completion of the ALPS transaction.
•	Business advisory expenses associated with an action by the DST Board of Directors to retain independent advisors to assist the Board with its ongoing review of DST's business plan, assets and investment portfolio, included in costs and expenses, in the amount of $1 million. The income tax benefit associated with these expenses was approximately $400,000.
•	Restructuring cost associated with amending sales / marketing agreements of acquired business, included in costs and expenses, in the amount of $7.3 million. The income tax benefit associated with this expense was approximately $2.9 million.
•	Loss accrual recorded for a regulatory inquiry regarding the processing of certain pharmacy claims during the period 2006 to 2009, included in costs and expenses, in the amount of $3.5 million. There were no income tax benefits attributed to this loss accrual.
•	Employee termination expenses of $1 million associated with reductions in workforce in the Customer Communications Segment, included in costs and expenses. The aggregate income tax benefit associated with these costs was approximately $300,000. A portion of this cost ($200,000) was attributable to the non-controlling interest.
•	Net gain on securities and other investments of $2.3 million, which were included in other income, net, was comprised of net realizable gains from sales of available-for-sale-securities of $3 million and net gains on private equity funds and other investments of $800,000, partially offset by other than temporary impairments on available-for-sale securities of $1.5 million. The income tax expense associated with this net gain was approximately $800,000.
•	Impairment of unconsolidated affiliate, in the amount of $700,000, included in equity in earnings of unconsolidated affiliates. The income tax benefit associated with this expense was approximately $200,000.

In addition to the items that occurred in the quarter ended December 31, 2011, as described above, the following items, which occurred during the nine months ended September 30, 2011, have been previously reported as non-GAAP adjustments:

•	Contract termination payment, net of certain costs, resulting from the termination of a Financial Services subaccounting client, in the amount of $2 million. The net contract termination gain was comprised of operating revenues of $3.5 million, partially offset by certain costs of $1.5 million that were included in costs and expenses. The aggregate income tax expense associated with this net contract termination gain was approximately $800,000.
•	Employee termination expenses of $5.4 million associated with reductions in workforce in the Financial Services Segment ($1.3 million) and the Customer Communications Segment ($4.1 million), which were included in costs and expenses. The aggregate income tax benefit associated with these costs was approximately $2.1 million.
•	Business development expenses (legal, accounting, investment banking and other professional fees) associated with 2011 business acquisitions, included in costs and expenses, in the amount of $1.9 million ($1.7 million in Financial Services and $200,000 in Customer Communications). The income tax benefit associated with these expenses was approximately $800,000.
•	Business advisory expenses associated with an action by the DST Board of Directors to retain independent advisors to assist the Board with its ongoing review of DST's business plan, assets and investment portfolio, included in cost and expenses, in the amount of $800,000. The income tax benefit associated with these expenses was approximately $300,000.
•	Net gain on securities and other investments of $14.9 million, included in other income, was comprised of net realized gains from sales of available-for-sale securities of $18.8 million, partially offset by net losses on private equity funds and other investments of $1.6 million and other than temporary impairments on available-for-sale securities of $2.3 million. The income tax expense associated with this net gain was approximately $5.9 million.
•	Net loss associated with the repurchase of senior convertible debentures in the amount of $1.2 million, which was included in other income, net. The income tax benefit associated with this net loss was approximately $400,000.
•	Employee termination expenses at an unconsolidated affiliate, BFDS, associated with a reduction in workforce, included in equity in earnings of unconsolidated affiliates in the amount of $2.6 million. The income tax benefit associated with these expenses was approximately $300,000.

DST SYSTEMS, INC.

RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS

Three Months Ended December 31,

(Unaudited - in millions, except per share amounts)

	2012
	Operating	Pretax	Net	DST	Diluted
	Income (Loss)	Income	Income	Earnings*	EPS

Reported GAAP income (loss)	$(0.8)	$89.3	$37.9	$37.9	$0.82
Adjusted to remove:

Included in operating income:
Business advisory expenses - Financial Services	0.3	0.3	0.2	0.2
Employee termination expenses - Financial Services	7.5	7.5	6.4	6.4	0.14
Employee termination expenses - Customer Communications	0.9	0.9	0.8	0.8	0.02
Leased facility abandonment costs - Customer Communications	8.8	8.8	8.8	8.8	0.19
Net gain on real estate assets - Investments & Other	(0.5)	(0.5)	(0.3)	(0.3)	(0.01)
Impairment of goodwill - Customer Communications	60.8	60.8	60.8	60.8	1.32

Included in non-operating income:
Net gain on securities and other investments		(70.7)	(44.1)	(44.1)	(0.95)
Net gain from unconsolidated affiliates		(13.8)	(10.9)	(10.9)	(0.24)
Income tax refund claims			(3.9)	(3.9)	(0.08)
Income tax benefit on charitable contribution of securities			(0.7)	(0.7)	(0.02)

Adjusted Non-GAAP income	$77.0	$82.6	$55.0	$55.0	$1.19

	2011
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$56.3	$60.2	$37.2	$39.2	$0.88
Adjusted to remove:

Included in operating income:
Business development expenses - Financial Services	1.4	1.4	0.8	0.8	0.02
Business advisory expenses - Financial Services	1.0	1.0	0.6	0.6	0.01
Restructuring cost to amend sales agreements - Financial Services	7.3	7.3	4.4	4.4	0.10
Loss accrual - Financial Services	3.5	3.5	3.5	3.5	0.07
Employee termination expenses - Customer Communications	1.0	1.0	0.7	0.5	0.01

Included in non-operating income:
Net gain on securities and other investments		(2.3)	(1.5)	(1.5)	(0.03)
Impairment of unconsolidated affiliate		0.7	0.5	0.5	0.01

Adjusted Non-GAAP income	$70.5	$72.8	$46.2	$48.0	$1.07

Note:	See the "Description of Non-GAAP Adjustments" section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

*	DST Earnings has been defined as "Net income attributable to DST Systems, Inc." (taking into account the net loss attributable to non-controlling interest).

DST SYSTEMS, INC.

RECONCILIATION OF REPORTED RESULTS TO INCOME ADJUSTED FOR CERTAIN NON-GAAP ITEMS

Year Ended December 31,

(Unaudited - in millions, except per share amounts)

	2012
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$157.3	$519.5	$324.0	$324.0	$7.08
Adjusted to remove:

Included in operating income:
Business advisory expenses - Financial Services	1.6	1.6	1.0	1.0	0.02
Employee termination expenses - Financial Services	14.2	14.2	10.6	10.6	0.23
Employee termination expenses - Customer Communications	3.1	3.1	2.5	2.5	0.06
Loss accrual - Financial Services	1.9	1.9	1.9	1.9	0.04
Leased facility abandonment costs - Customer Communications	9.2	9.2	9.1	9.1	0.20
Leased facility abandonment costs - Investments & Other	1.8	1.8	1.1	1.1	0.02
Impairment of goodwill - Customer Communications	60.8	60.8	60.8	60.8	1.33
Net loss on real estate assets - Investments & Other	7.1	7.1	4.3	4.3	0.09

Included in operating income and non-operating income:
Asset impairment, employee termination and other expenses from insurance processing business - Financial Services	9.1	8.3	5.1	5.1	0.11
Charitable contribution of securities - Investments & Other	11.0	2.1	(2.9)	(2.9)	(0.06)

Included in non-operating income:
Net gain on securities and other investments		(333.2)	(208.0)	(208.0)	(4.54)
Net gain from unconsolidated affiliates		(11.1)	(9.2)	(9.2)	(0.20)
Income tax refund claims			(18.3)	(18.3)	(0.40)

Adjusted Non-GAAP income	$277.1	$285.3	$182.0	$182.0	$3.98

	2011
	Operating	Pretax	Net	DST	Diluted
	Income	Income	Income	Earnings*	EPS

Reported GAAP income	$260.1	$274.0	$178.2	$183.1	$3.95
Adjusted to remove:

Included in operating income:
Contract termination payment, net - Financial Services	(2.0)	(2.0)	(1.2)	(1.2)	(0.03)
Employee termination expenses - Financial Services	1.3	1.3	0.8	0.8	0.02
Employee termination expenses - Customer Communications	5.1	5.1	3.2	3.0	0.06
Business development expenses - Financial Services	3.1	3.1	1.8	1.8	0.04
Business development expenses - Customer Communications	0.2	0.2	0.1	0.1
Business advisory expenses - Financial Services	1.8	1.8	1.1	1.1	0.02
Restructuring cost to amend sales agreements - Financial Services	7.3	7.3	4.4	4.4	0.10
Loss accrual - Financial Services	3.5	3.5	3.5	3.5	0.08

Included in non-operating income:
Net gain on securities and other investments		(17.2)	(10.5)	(10.5)	(0.23)
Net loss on repurchase of convertible debentures		1.2	0.8	0.8	0.02
Employee termination expenses at unconsolidated affiliate		2.6	2.3	2.3	0.05
Impairment of unconsolidated affiliate		0.7	0.5	0.5	0.01

Adjusted Non-GAAP income	$280.4	$281.6	$185.0	$189.7	$4.09

Note:	See the "Description of Non-GAAP Adjustments" section for a description of each of the above adjustments and see the Use of Non-GAAP Financial Information section for management's reasons for providing non-GAAP financial information.

*	DST Earnings has been defined as "Net income attributable to DST Systems, Inc." (taking into account the net loss attributable to non-controlling interest).

DST SYSTEMS, INC.

RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO EBITDA

CUSTOMER COMMUNICATIONS SEGMENT

(Unaudited - in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Reported GAAP income (loss) from operations	$(58.0)	$4.9	$(35.6)	$21.2

Adjusted to remove:

Depreciation and amortization (including goodwill impairment)	74.1	12.3	107.4	46.7

Operating EBITDA, before non-GAAP items	16.1	17.2	71.8	67.9

Adjusted to remove:

Leased facility abandonment costs	8.1		8.5
Employee termination expenses	0.9	1.0	3.1	5.1
Business development expenses				0.2

Adjusted operating EBITDA, after non-GAAP items	$25.1	$18.2	$83.4	$73.2

Note:	See the "Description of Non-GAAP Adjustments" section for a description of each of the above adjustments and see the "Use of Non-GAAP Financial Information" section for management's reasons for providing non-GAAP financial information.

DST SYSTEMS, INC.

RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO EBITDA

INVESTMENTS AND OTHER SEGMENT - U.S. REAL ESTATE OPERATIONS

(Unaudited - in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Reported GAAP income (loss) from operations	$3.0	$2.2	$(8.3)	$8.9

Adjusted to remove:

GAAP income (loss) from non U.S. real estate operations	(0.1)	(0.3)	(12.1)	(1.0)

U.S. Real Estate Operations GAAP income from operations	3.1	2.5	3.8	9.9

Adjusted to remove:

Depreciation and amortization (including goodwill impairment)	3.6	2.4	17.4	9.0

Operating EBITDA, before non-GAAP items	6.7	4.9	21.2	18.9

Adjusted to remove:

Gain on sale of real estate	(1.9)		(1.9)
Leased facility abandonment costs			1.8

Adjusted operating EBITDA, after non-GAAP items	$4.8	$4.9	$21.1	$18.9

Note:	See the "Description of Non-GAAP Adjustments" section for a description of each of the above adjustments and see the "Use of Non-GAAP Financial Information" section for management's reasons for providing non-GAAP financial information.

DST SYSTEMS, INC.

RECONCILIATION OF EARNINGS BEFORE INTEREST AND INCOME TAXES

TO FUNDS FROM OPERATIONS ("FFO") AND DILUTED EPS

INVESTMENTS AND OTHER SEGMENT - U.S. REAL ESTATE OPERATIONS

(Unaudited - in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012		2011
Reported GAAP earnings before interest and income taxes	$85.2	$8.1	$360.5		$39.9

Adjusted to remove:

GAAP earnings from non U.S. real estate operations	81.6	5.2	352.7		29.5

Reported U.S. Real Estate Operations GAAP earnings before interest and income taxes	3.6	2.9	7.8		10.4

Less: interest expense	(1.2)	(1.5)	(5.7)		(6.2)
Less: income tax benefit on earnings above	1.5	2.2	1.6		2.2
Reported U.S. Real Estate Operations GAAP net income	$3.9	$3.6	$3.7		$6.4

Reported U.S. Real Estate Operations GAAP diluted EPS	$0.08	$0.08	$0.08		$0.14

Reported U.S. Real Estate Operations GAAP net income	$3.9	$3.6	$3.7		$6.4
Adjusted to remove net income effect of non-GAAP items:

Impairment of real estate assets - U.S.	0.9	5.1
Gain on sale of real estate - U.S.	(1.2)	(1.2)
Leased facility abandonment costs - U.S.	1.1

Adjusted U.S. Real Estate Operations non-GAAP net income	$3.6	$3.6	$8.7		$6.4

Adjusted U.S. Real Estate Operations non-GAAP diluted EPS	$0.08	$0.08	$0.19		$0.14

Adjusted U.S. Real Estate Operations non-GAAP net income	$3.6	$3.6	$8.7		$6.4

Adjusted to remove:

Depreciation and amortization (including goodwill impairment)	2.2 *	2.4	9.0	*	9.0

Pro-rata portion of depreciation and amortization of unconsolidated affiliates	2.1	2.1	8.4		8.7
U.S. Real Estate Funds from operations, non-GAAP	$7.9	$8.1	$26.1		$24.1

U.S. Real Estate Funds from operations non-GAAP diluted EPS	$0.17	$0.18	$0.57		$0.52

Note:	See the "Description of Non-GAAP Adjustments" section for a description of each of the above adjustments and see the "Use of Non-GAAP Financial Information" section for management's reasons for providing non-GAAP financial information.

*	Adjusted fHor applicable Non-GAAP items

CONTACT: DST, Kenneth V. Hager, +1-816-435-8603, Vice President and Chief Financial Officer; or Media, Matthew Sherman or Nicholas Lamplough both of Joele Frank, Wilkinson Brimmer Katcher, +1-212-355-4449, or Investors, Art Crozier or Jennifer Shotwell or Larry Miller, all of Innisfree M&A Incorporated, +1-212-750-5833